CODE OF ETHICS

May 2012

General Principles

Amundi Investments USA, LLC (“Amundi Investments”) has established and is committed to maintaining a reputation for integrity and professionalism. It is a fiduciary to its clients (which include the Funds and the investors in such Funds) and owes each client an affirmative duty of good faith and full and fair disclosure of all material facts. We highly value the confidence and trust placed by clients in the funds and accounts advised by Amundi Investments. We place the interests of clients ahead of our own.

Nature of Amundi Investments

Amundi Investments is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser. Federal securities laws, specifically the Investment Advisers Act of 1940, as amended (“Advisers Act”), require that each registered investment adviser maintain a code of ethics having specified provisions. Amundi Investments’ Code of Ethics has been drafted to comply with the Advisers Act and to reflect the nature of Amundi Investments’ business.

Amundi Investments is a fund of hedge funds manager, and its primary investment activity is constructing and managing investment portfolios (“Funds”) comprised of independently managed, third party alternative investment funds, including real estate and infrastructure funds, commonly referred to as “hedge funds”. Investment in the Funds is offered by Amundi Investments exclusively to sophisticated, high net worth and institutional investors in private placements or separate account transactions, in each case with limited liquidity and no public market for the interests offered.

Amundi Investments also provides discretionary investment management services to U.S. and non-U.S. institutional investors, who invest in private investment funds managed by Amundi Investments through of which the assets are allocated to a variety of unaffiliated trading advisers or managers (“Trading Managers”) through managed accounts with such Trading Managers.

Amundi Investments also offers investment advisory services to institutions either directly or through investment vehicles (through U.S. and foreign investment funds) investing in a range of asset types and market sectors, including equities and fixed income instruments in developed and emerging markets across the globe.

Personal securities trading carried out by employees of Amundi Investments do not involve many of the risks that apply in the case of employees of a typical equity investment manager that advises individual clients with regard to the purchase and sales of publicly-traded securities. Relevant aspects of the investment advisory activities of Amundi Investments are as follows:

•

The Funds’ respective investments with individual hedge fund managers are made in private placements or separate account transactions. Investment capacity in top-performing hedge funds is often limited.

•

Generally, Amundi Investments does not make investment recommendations to clients concerning specific publicly-traded securities, and does not buy and sell publicly-traded securities, such as equities or bonds, for its own account.

•	On occasion, Amundi Investments may invest directly in futures and options for portfolio hedging purposes, typically with respect to indices rather than any particular security.

•	Amundi Investments may receive publicly-traded securities from a portfolio hedge fund as part of a distribution in kind; Amundi Investments generally sells those holdings shortly thereafter.

•

As part of Amundi Investments’ investment research of potential hedge funds, or its ongoing due diligence regarding portfolio positions of individual hedge funds, it may from time to time have access to information concerning a particular hedge fund’s holdings, investment strategies or intended corporate actions with regard to portfolio holdings.

Issues or potential issues may arise in select circumstances that are applicable to Amundi Investments’ operations and this Code of Ethics is intended to address those issues.

Definitions

The following terms have special meanings as defined in this Code of Ethics:

Access Person

Associated Person

Beneficial Ownership

Chief Compliance Officer

Confidential Information

Covered Security

Employee

Family/Household

Non-Access Manager

Some of these terms, such as “beneficial ownership” are sometimes used in other contexts not related to the Code of Ethics, where they have different meanings. For example, “Beneficial ownership” has a different meaning in the Code of Ethics than it does in the SEC’s rules for the disclosure of corporate directors’ and officers’ stockholdings in proxy statements, or in determining whether an investor has to file 13D or 13G reports with the SEC.

If you have any questions about whether an investment, account or person is covered by any of these definitions, please contact the Legal or Compliance Department for help. Please do not guess at the answer.

Access Person – includes any supervised person of Amundi Investments who (1) has access to non-public information regarding the purchase or sales of securities; (2) is involved in making securities recommendations to or investment decisions on behalf of clients; or (3) has access to such recommendations that are non-public. It is Amundi Investments’ policy that all officers, directors, contractors and employees of Amundi Investments, including the Sovereign Wealth Fund Research team are deemed access persons under this Code of Ethics.

Associated Person – includes any employee of Amundi Investments whose functions or duties relate to the determinations and recommendations that the registered adviser makes to U.S. clients or who has access to any information concerning which securities are being recommended to U.S. clients prior to the effective dissemination of the recommendations.

Beneficial Ownership – means any opportunity, directly or indirectly, to profit or share in the profit from any U.S. or non-U.S. transaction in U.S. or non-U.S. securities. It also includes transactions over which you exercise investment discretion (except for Amundi Investments Funds), even if you do not share in the profits. It does NOT include securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager for which the person does not exercise any investment control or influence.

Chief Compliance Officer (“CCO”) – is the individual designated to perform a specific compliance function.

Confidential Information and Trade Secrets – means all non-public information related to the business activities of Amundi Investments and its affiliates (the “Amundi Investments Group”) including, by way of example and without limitation, “know-how”, formulas, secret processes, works of authorship, products, processes, methods, ideas, concepts, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, technical information and statements, client strategies and plans, sales contracts, technical improvements, specifications, progress reports and research projects, and matters of a business nature, such as business plans, sales plans, advertising plans, marketing plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of investors and suppliers, investment contacts, procurement and promotional information, credit and financial data, plans for future development, information relating to the Amundi Investments Group’s management, employees, operation and planning, and other information of a similar nature to the extent not available to the public of or relating to the Amundi Investments Group and its business, principals, employees, Funds and investors.

Covered Security – means anything that is considered a “security” under the Advisers Act with certain exclusions. “Security” means any U.S. or non-U.S. note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national or non-U.S. securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase, any of the foregoing.

Covered security excludes the following:

•	Direct obligations of the U.S. Government.

•	Banker’ acceptances, bank certificates of deposit, commercial paper and high quality short-term obligations, including repurchase agreements.

•	Shares of open-end investment companies that are registered under the Investment Company Act of 1940 (i.e., mutual funds)

•	Shares issued by money market funds

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies

Employee – means any person employed by Amundi Investments, whether on a full-time or a part-time basis, and any individual who serves as a partner, officer, shareholder or manager of Amundi Investments, but does not include Non-Access Managers. It also means any other person (whether or not an employee of Amundi Investments) who is subject to Amundi Investments’ supervision and control, who has access to nonpublic information regarding any purchase or sale of securities and who is involved in making securities recommendations to Amundi Investments’ clients. Long-term independent contractors are presumed to be employees under this Code, while short-term contractors are presumed not to be employees under this Code.

Family/Household means:

•	Your spouse or domestic partner unless they do not live in the same household as you and you do not contribute in any way to their support.

•	Your children, regardless of age or domicile, if you or your spouse provides a significant portion of their support.

•

Your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relations that live in your household.

The SEC regards any benefit to a person that you help support financially as indirectly benefitting you because it could reduce the amount that you might otherwise contribute to that person’s support. Also, members of your household could, in some circumstances, learn of information regarding Amundi Investments’ trading or recommendations for accounts or portfolio positions and must not be allowed to benefit from that information.

Non-Access Manager – means any person who serves on Amundi Investments’ Executive Committee who (1) is not an officer or employee of Amundi Investments, (2) has been designated as a Non-Access Manager by the CCO and (3) meets both of the following conditions:

•

Such person does not have access to non-public information regarding any Amundi Investments investment information, or non-public information regarding the portfolio holdings of Amundi Investments products; and

•	Such person is not involved in making recommendations to Amundi Investments’ clients with respect to their investments and does not have access to such recommendations that are non-public.

General Requirements

Amundi Investments is a fiduciary for its clients and therefore it is generally improper for Amundi Investments or its personnel to:

•

Use for their own benefit (or the benefit of anyone other than Amundi Investments’ clients) information about trading or recommendations for client accounts or information regarding alternative investment/portfolio managers and hedge funds used by Amundi Investments or any underlying portfolio positions in the investment funds; or

•	Take advantage of investment opportunities that would otherwise be available for Amundi Investments’ clients.

Also, as a matter of business policy, Amundi Investments wants to avoid even the appearance that Amundi Investments, its personnel or others receive any improper benefit from information about trading, accounts or from our relationships with our investors, investment/portfolio managers, hedge fund managers or with the hedge fund community.

Amundi Investments expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code. Any violations must be reported promptly to the Chief Compliance Officer or any member of the Legal or Compliance Department. Senior management seeks to encourage and facilitate reporting by employees of misconduct or wrongdoing. Please see the Compliance Incident Reporting Program and Whistleblowing Policy contained in the Amundi Investments Compliance Manual for more guidance.

Amundi Investments treats violations of the Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or spirit of this Code, Amundi Investments may take disciplinary measures against you, including, without limitation, disciplinary sanctions imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Compliance with Applicable Law, including the Federal Securities Laws

Amundi Investments personnel are required at all times to comply with the laws and regulations to which Amundi Investments is subject, including both federal and state securities laws, and in some cases certain laws of other countries that apply to Amundi Investments as a result of relationships with clients for whom Amundi Investments serves as investment manager.

Examples of applicable federal laws include:

•

The Securities Act of 1933, the Securities Exchange Act of 1934, and (to the extent that in the future it becomes applicable to Amundi Investments) the Sarbanes-Oxley Act of 2002, and the SEC rules thereunder;

•	The Investment Adviser Act of 1940 and the SEC rules thereunder (because Amundi Investments is a registered investment adviser);

•

The Investment Company Act of 1940 and the SEC rules thereunder (because certain Funds managed by Amundi Investments operate under either the Section 3(c)(1) or 3(c)(7) exemption from registration as an investment company under that law);

•	Title V of the Gramm-Leach-Bliley Act of 1999 (which is designed to protect privacy and enhance security of non-public information of individuals);

•	The Bank Secrecy Act, as it applies to investment advisers, and the SEC and Department of the Treasury rules thereunder (which are designed to combat money-laundering and terrorism); and

Potential Conflicts of Interest

The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients, and may not participate in any activities that may conflict with the interests of Clients except in accordance with this Manual. In addition, Employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of the Firm’s Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1. Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. An Employee investing for him or herself in a security of limited availability that was being purchased for Clients by one of our Trading Managers might violate this Code.

2. Moderate gifts and entertainment. The receipt of investment opportunities, perquisites, or gifts from persons doing or seeking to do business with the Firm could call into question the exercise of our independent judgment. Accordingly, Employees may accept such items only in accordance with the limitations in this Code.

3. Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While the Firm encourages Employees and their families to develop personal investment programs, Employees must not take any action that could result in even the appearance of impropriety.

4. Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

5. Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of the Firm as an investment adviser and otherwise, and of you as an Employee of the Firm, and integrate compliance into the performance of all duties.

6. Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

Confidentiality Obligations of Employees

During your employment with Amundi Investments, you may have access to certain “confidential information” or “trade secrets” concerning Amundi Investments, its Funds and investors. This information is a valuable asset and the sole property of Amundi Investments. It may not be misappropriated and used outside of Amundi Investments directly or indirectly by any employee or former employee. Employees should be extremely careful to avoid inadvertent disclosures and to exercise maximum effort to keep confidential information or trade secrets confidential. Any questions concerning the confidentiality of information should be directed to the General Counsel or Chief Compliance Officer. Any abuse of the Firm’s policy of confidentiality could subject an employee to immediate disciplinary action up to and including termination of employment.

It is in Amundi Investments’ legitimate business interest to restrict your disclosure or use of confidential information and trade secrets relating to the Amundi Investments for any purpose other than in connection with your performance of your duties to Amundi Investments and to limit any potential misappropriation of such trade secrets and confidential information by employees. All trade secrets and confidential information relating to the Amundi Investments obtained by you shall be considered confidential and proprietary information of the Amundi Investments. Employees may not, during their employment or after the termination of their employment, for any reason use or disclose, or authorize any other person or entity to use or disclose, any of the Amundi Investments’ trade secrets and confidential information other than as necessary to further the business objectives of the Amundi Investments. Unauthorized disclosure of trade secrets and confidential information may cause substantial and irreparable harm to the Amundi Investments. Amundi Investments’ trade secrets and confidential information are unique, developed and acquired by great expenditures of time, effort and money, and cannot be lawfully duplicated or easily acquired. Amundi Investments’ trade secrets and confidential information are extremely valuable to Amundi Investments and all employees are expected to take all reasonable measures to maintain confidentiality and guard secrecy.

Prohibition Against Insider Trading

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s own investment on the market for securities. Trading while in possession of material non-public information or communicating such information to others who may trade on such information is a violation of the securities laws. This conduct is frequently referred to as “insider trading” (whether or not one is an “insider”).

While the law concerning insider trading is not static, it is generally understood to prohibit:

(a) trading by an insider while in possession of material non-public information; in the case of an investment adviser, information pertaining to the adviser’s positions or trades for its clients may be material non-public information;

(b) trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(c) communicating material non-public information to others; or

(d) trading ahead of research reports or recommendations prepared by the Firm.

Concerns about the misuse of material non-public information by the Firm or Employees may arise primarily in two ways. First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts.

Second, the Firm as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term “material non-public information” may include information about an investment adviser’s securities recommendations, as well as securities holdings and transactions of Clients. In the case of the Firm, this would include information concerning holdings in Clients’ accounts with the Trading Managers.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, and bank and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. In a traditional investment manager context, an employee could become a temporary insider to a company because of the firm’s and/or employee’s relationship to the company (e.g., by having contact with company executives while researching the company). A company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before theoutsider will be considered an insider or temporary insider. In the context of Amundi Investments’ role as a manager of managers, this is less likely.

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a statistical rating organization, and extraordinary management developments.

Material information does not have to relate to the issuer’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

In addition, as indicated, the SEC has stated that information concerning an investment adviser’s holdings or transactions may be material non-public information.

What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

What is tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An employee may become a “tippee” by acquiring material non-public information from a tipper, which would then require the employee to follow the procedures below for reporting and limiting use of the information. A tipper is an individual with material nonpublic information who has a duty not to disclose such information to third parties.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

Policy

The Firm forbids any Employee to trade while in possession of material non-public information or to communicate material non-public information to others in violation of the law. The Firm’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as Employees of the Firm.

In addition, it is the policy of the Firm that all information about Client securities holdings and transactions is to be kept in strict confidence by those who receive it, and such information may be divulged only to those within the Firm who have a need for it in connection with the performance of services to Clients. Despite this blanket prohibition, some trades in securities in which Client assets have been invested may be permitted because the fact that the Firm has made such investments may not be viewed as material information (e.g., trades in highly liquid securities with large market capitalization). The personal trading procedures set forth in the next section of this manual establish circumstances under which such trades will be considered permissible and the procedures to follow in making such trades.

Procedures

Identification and Protection of Insider Information. If an Employee believes that he or she is in possession of information about a security or an issuer that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer, who will document the matter.

•	Refrain from purchasing or selling the securities on behalf of him or her or others.

•	Refrain from communicating the information inside or outside the Firm other than to the Chief Compliance Officer.

After reviewing the issue, the Chief Compliance Officer will notify the Employee that (i) trading in the security is restricted; (ii) trading in the security is not restricted; or (iii) such other action will be taken as the Chief Compliance Officer deems appropriate. This may include imposing firewalls or other safeguards to prevent the communication of the material non-public information and permitting trading of such security by Employees other than the Employee in possession of the material non-public information.

If the Chief Compliance Officer determines that an Employee is in possession of material nonpublic information and it is not appropriate to permit continued trading in the security, he or she will notify all Employees that the security is restricted. All decisions about whether to restrict a security, or remove a security from restriction, will be made by the Chief Compliance Officer. Restrictions on such securities also extend to options, rights and warrants relating to such securities. When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer. If trading in a security is restricted, Employees are prohibited from communicating that fact to anyone outside the Firm. A security will be removed from restriction if the Chief Compliance Officer determines that no insidertrading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Material Non-public Information. Information in the possession of an Employee that has been identified as material and non-public, including information about the holdings in Client accounts at the Trading Managers, may not be communicated to anyone, including persons within the Firm, except as provided above. In addition, care should be taken that such information is secure. Documents and files that contain material non-public information must be secure in order to minimize the possibility that such information will be transmitted to an unauthorized person. Such documents and files must be stored in locked file cabinets or other secure locations and confidential information accessible by computer should be maintained in computer files that are password protected or otherwise secure against access by unauthorized persons. Employees may not discuss material non-public information with, or in the presence of, persons who are not affiliated with the Firm or authorized to receive such information, and should thus avoid discussions of material non-public information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally. The use of speaker phones or cellular telephones also should be avoided in circumstances where such information may be overheard by unauthorized persons.

Account Review to Detect Insider Trading. To detect insider trading, the Chief Compliance Officer will review the trading activity of Client accounts, Employee accounts and any other Firm accounts. It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues. The Chief Compliance Officer will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

Outside Business Activities

The Firm’s fiduciary duties to Clients dictate that the Firm and its Employees devote their professional attention to Client interests above their own and those of other organizations.

Employees may not engage in any of the following outside business activities without the prior written consent of the Chief Compliance Officer:

•	Be engaged in any other business;

•	Be an officer of or employed or compensated by any other person for business-related activities;

•	Serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds other than those managed by the Firm or its affiliates;

•

Engage in personal investment transactions to an extent that diverts an Employee’s attention from or impairs the performance of his or her duties in relation to the business of the Firm and its Clients;

•

Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm from which the Employee might benefit or appear to benefit materially; or

•

Serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations. Authorization for board service may require the imposition of a Chinese Wall between the Employee sitting on the Board of any Trading Manager who might potentially invest in the company on behalf of clients.

Before undertaking any of the activities listed above, the Employee must provide to the Chief Compliance Officer detailed information regarding all aspects of the proposed activity. The Employee may not undertake such activity until the Employee has obtained written approval from the Chief Compliance Officer. The employee may complete the form found in Employees Policy of the Compliance Manual or through https://ondemand.compliance11.com.

With respect to any outside activities engaged in by an Employee, the following restrictions shall be in effect: (i) the Employee may not imply that he or she is acting on behalf of, or as a representative of, the Firm; (ii) the Employee is prohibited from using the Firm’s offices, equipment or stationery for any purpose not directly related to the Firm’s business, unless such Employee has obtained prior approval from the Chief Compliance Officer; and (iii) if the activity was required to be and has been approved by the Chief Compliance Officer, the Employee must report any material change with respect to such activity.

Personal Securities Transactions

With a few exceptions, Employees are prohibited from investing in securities for their personal securities accounts. This prohibition applies to any account in which the Employee has a beneficial interest, such as a joint account with a spouse or any other account in which the Employee shares a profit in.

Trading in following accounts is allowed:

•	Retirement accounts such as an IRA;

•	Mutual fund accounts;

•	ETF’s;

•	Option on index are allowed, as long as there are not naked option sales;

•	Existing accounts established under the Uniform Transfer to Minors Act or the Uniform Gift to Minors Act;

•	Accounts in which a third party has complete discretion over;

•	Family/Household accounts in which the Employee does not profit from (e.g., an Employee’s spouse is permitted to trade)

Securities purchased prior to the implementation of this rule may be kept or sold, without any time constraint. Except in cases of corporate actions, employees may not increase their position size.

Permitted investments by employees and members of an Employee’s Family/Household may must adhere to the following policies and procedures:

The Firm requires all Employees to provide duplicate account statements and confirmations for all Family/Household Accounts. It is the responsibility of the Employee to arrange for all such statements to be sent to the Chief Compliance Officer at the following address:

Amundi Investments USA, LLC

1301 Avenue of the Americas, 38th Fl.

New York, New York 10019

Attention: Chief Compliance Officer

Initial Holding Reports (Initial Securities Holdings Report & Private Investment Initial Holding Report) – Each new Employee shall submit to the CCO or an appropriately appointed designee, an Initial Holdings Report no later than 10 calendar days after the first date of hire. The report requires you to list all covered securities in which you or members of your Family/Household have beneficial ownership. It also requires you to list all financial institutions where you maintained an account in which any securities were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an employee. The information contained in the report must be current as of a date no more than 45 days prior to the date you became an employee. You must file this report even if you have no holdings or accounts to list.

Quarterly Trade Reporting Requirements. Each Access Person must submit to the Chief Compliance Officer within 30 days after the end of each quarter a report of all securities transactions (other than transactions in Exempt Securities) affected in each Access Person Account during such quarter. Information regarding such transactions need not be repeated on the report if duplicate statements for all Family/Household Accounts have been provided to the Chief Compliance Officer. Employees must independently report securities that do not appear on the account statements (e.g., any securities acquired in private placements or by gift or inheritance) and/or make the required certification on the Quarterly Securities Transaction Report.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including quarterly transaction and initial holdings reports, will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer will review all account statements within 45 days after the end of the quarter to which they apply. The Chief Compliance Officer shall:

•	address whether Employees followed internal procedures, such as pre-clearance;

•	compare Employee transactions to any restrictions in effect at the time of the trade;

•

assess whether the Employee is trading for his or her own account in the same financial instrument the Trading Managers are trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Employee’s trades; and

•	periodically analyze the Employee’s trading for patterns that may indicate abuse.

The Chief Compliance Officer or such other person as properly instructed by the Chief Compliance Officer will document such review by initialing Employee statements or otherwise indicating the statements that have been reviewed and will maintain copies of the Employee reports and account statements received.

Prior Approval of Covered Securities Transactions. Employees must obtain prior approval to acquire or sell any beneficial ownership in any type of security including Covered Securities, ETF/ETNs and mutual funds owned by either the employee or a member of the employee’s Family/Household. To obtain approval, the request should be input into Compliance 11.

If approval is granted, it will be valid for 48 hours. If the trade is not executed within 48 hours, the employee will have to resubmit the request.

Any transaction for your account or for the account of a member of your Family/Household is subject to cancellation or reversal if it is determined by Chief Compliance Officer that the transaction is or was in conflict with or appeared to be in conflict with any client transaction or any of the trading restrictions or guidelines of this Code even if such transaction was pre-approved by the Legal or Compliance Department. If a cancellation or reversal results in a loss, such loss will be your responsibility. If a cancellation or reversal results in a profit, such profit will be disgorged to the Firm, which will donate it to a charity or, in its sole discretion, apply it to offset losses from reversed or cancelled transactions deemed to have been inadvertent and in good faith. Cancellations or reversals of transactions may be required after an extended period past the settlement date. The determination that such a transaction may conflict or appear to conflict with a client transaction will be subjective and individualized, and may include questions about timely and adequate dissemination of information, knowledge that may have been obtained or could possibly have been obtained from an inappropriate source, availability of bids and offers, as well as other factors deemed pertinent for that transaction or series of transactions. It is possible that a cancellation or reversal of a transaction could be costly to you or a member of your Family/Household and could have adverse tax or other financial consequences. Therefore, great care is required to adhere to trading restrictions and avoid conflicts or the appearance of conflicts.

In addition to improper trading activity, you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no client is harmed by your conduct.

Restriction on Short Term Trading. Neither you nor any member of your Family/Household may purchase and sell or sell and purchase any type of security including Covered Securities, ETFs/ETNs and mutual funds in your Personal Trading Accounts within any period of 14 calendar days.

Annual Certificate of Compliance

You must file with the CCO, an Annual Certificate of Compliance by February 14th of each year. This report requires confirmation that you have read and understand this Code, have compwith its requirements and that you understand that it applies to you and members of your Family/Household.